Exhibit 4.2

Execution Version

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of May 13, 2019, between Teekay Corporation, a corporation duly domesticated and existing under the laws of the Republic of the Marshall Islands (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have previously executed a Supplemental Indenture, dated as of November 16, 2015 (the “Supplemental Indenture”), to the Indenture, dated as of January 27, 2010 (as amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), providing for the issuance of the Company’s 8.5% Senior Notes due 2020 (the “Notes”);

WHEREAS, Section 9.02 of the Base Indenture provides that the Company and the Trustee may, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes, enter into a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders under the Indenture, subject to certain limitations (not applicable to the amendments to the Indenture and the Notes to be effected by this Second Supplemental Indenture) which require the consent of each Holder effected thereby;

WHEREAS, pursuant to the terms and conditions of the Offer to Purchase and Consent Solicitation Statement dated April 24, 2019, as the same may be amended, supplemented or modified (the “Offer to Purchase”), the Company has solicited the consent of the Holders of the Notes to the proposed amendments to the Indenture and the Notes described in the Offer to Purchase and set forth in this Second Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, as evidenced by the Officers’ Certificate delivered to the Trustee by the Company on the date hereof, (i) the Holders of at least a majority in aggregate principal amount of the Notes Outstanding have duly consented to the Proposed Amendments in accordance with the Indenture, which such consents have not been withdrawn or revoked, (ii) the Company has (x) accepted for purchase all of the Notes tendered by consenting Holders as of the Early Tender and Consent Date (as such term is defined in the Offer to Purchase) in accordance with the Offer to Purchase and (y) paid to such Holders all amounts due to such Holders in accordance with the terms of the Offer to Purchase;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture valid and binding have been complied with or have been done or performed; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture, upon which execution and delivery the amendments contained herein will become effective and operative immediately.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS.

(a) The Indenture is hereby amended by deleting each of the following sections of the Base Indenture and all references thereto in the Indenture in their entirety:

•	Clauses (a)(4) - (a)(8) of Section 5.01 (Events of Default);

•	Section 8.01 (The Company May Consolidate, Etc. Only on Certain Terms);

•	Section 10.05 (Maintenance of Properties);

•	Section 10.06 (Payment of Taxes and Other Claims);

•	Section 10.07 (Maintenance of Insurance);

•	Section 10.08 (Limitation on Liens); and

•	Section 10.14 (Payments for Consent).

(b) The Indenture is hereby amended by deleting (i) any definitions that are no longer used in the Indenture and (ii) any section references that cease to have meaning from the Indenture with respect to which such definitions or section references would be eliminated as a result of the amendments to the Indenture pursuant to Section 2(a) above.

(c) All references in the Indenture and any Note to any of the provisions modified as provided herein, or the terms defined in such provisions, shall also be deemed modified in accordance with this Section 2.

(d) None of the Company, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such sections or clauses and such sections or clauses shall not be considered in determining whether a Default or Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture.

3. EFFECT OF SECOND SUPPLEMENTAL INDENTURE. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Second Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture, as amended and supplemented by this Second Supplemental Indenture, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. NEW YORK LAW TO GOVERN. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

5. COUNTERPARTS. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. The Trustee enters into this Second Supplemental Indenture on the basis of Holder consent referenced in the recitals to this Second Supplemental Indenture. The rights, protections, immunities and indemnities of the Trustee set forth in the Indenture shall apply to this Second Supplemental Indenture as if set forth herein. The Company hereby reaffirms its obligations under Section 6.07 of the Base Indenture to indemnify the Trustee against any and all loss, liability or expense (including reasonable attorneys’ fees) incurred by it in connection with its execution and performance of this Second Supplemental Indenture. This indemnity shall survive the satisfaction and discharge of the Indenture and the resignation or removal of the Trustee as expressly provided in Section 6.07 of the Base Indenture.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

TEEKAY CORPORATION

By:	/s/ Arthur Bensler
Name:	Arthur Bensler
Title:	Corporate Secretary Teekay Corporation

[Signature Page to Second Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
Name:	R. TARNAS
Title:	VICE PRESIDENT

Signature Page to the

Second Supplemental Indenture